Exhibit 10.3

Customer No.

Loan No.

RBC Centura	LOAN AGREEMENT (SF - Revolving Line of Credit)

THIS LOAN AGREEMENT (“Loan Agreement”), entered into effective as of the date stated in the Loan Agreement Supplement and Information Schedule (“Information Schedule”), by and between the person identified in the Information Schedule as the Borrower (whether one or more, “Borrower”) and RBC CENTURA BANK, a North Carolina banking corporation (“Bank”).

A.	Borrower has applied to Bank for a loan or loans as described below (whether one or more, “Loan”).

B.	Bank is willing to make the Loan based on the terms and conditions set forth in this Loan Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Bank hereby agree as follows:

Article I. Definitions.

Section 1.1. Definitions. For the purposes hereof:

(a) “Closing” means the date of funding of the Loan, which may occur on a date different than the Closing Date

(b) “Closing” means the date of funding of the Loan, which may occur on a date different than the Closing Date;

(c) “Collateral” shall have the meaning set forth in Article III;

(d) “Commitment” means Bank’s commitment letter to Borrower described on the Information Schedule;

(e) “Default Condition” means the occurrence or existence of an event or condition which, upon the giving of notice or the passage of time, or both, would constitute an Event of Default;

(f) “Event of Default” means an Event of Default as defined in Article IX;

(g) “Financing Statements” means the UCC financing statements filed in order to perfect Bank’s lien on certain personal property and fixtures as more particularly described therein and includes initial statements, continuation statements, amendment statements and all other statements permitted under the UCC;

(h) “GAAP” means generally accepted accounting principles;

(i) “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government;

(j) “Indebtedness” means with respect to any person, all indebtedness, obligations and liabilities of such person for money borrowed, all indebtedness of such person for the acquisition of property, all indebtedness secured by any lien on the property of such person whether or not such indebtedness is the personal obligation of such person, all liability of such person by way of endorsements (other than for collection or deposit of negotiable instruments in the ordinary course of business), all contingent obligations, all capitalized leases, all synthetic leases and all other items which in accordance with generally accepted accounting principles are classified as liabilities on a balance sheet, provided, however, Indebtedness shall not include any consumer credit as defined under the Federal Reserve Board’s Regulation Z (Truth-in-Lending)(12 CFR 226 et. seq.);

(k) “Loan” refers to the loan or loans made pursuant to this Loan Agreement and evidenced by the Note, and if more than one loan is made pursuant to this Loan Agreement, the term can reference one, any combination of, or all of the loans, as the context so requires;

(l) “Loan Agreement” means this Loan Agreement, as amended, supplemented, modified, extended and restated from time to time;

(m) “Loan Amount” means the loan amounts stated on the Information Schedule for the Loan and if more than one loan is made pursuant to this Loan Agreement, the term can reference the loan amount for one loan, any combination of, or all of the loans, as the context so requires;

(n) “Loan Documents” means the Commitment, this Loan Agreement, the Note and any other instruments, documents, statements and agreements evidencing or securing the Loan (as amended, supplemented, modified, extended and restated from time to time), which may include, without limitation, deeds to secure debts, security deeds, mortgages, deeds of trust, assignments, security agreements, pledge agreements, guaranty agreements, control agreements and financing statements;

(o) “Note” means the promissory note or promissory notes of Borrower in favor of Bank evidencing the Loan, together with any amendments, modifications, extensions, renewals, substitutions and replacements thereto or therefor, and if more than one loan is made pursuant to this Loan Agreement, the term can reference one, any combination of, or all of the promissory notes, as the context so requires;

(p) “Organization” means and includes any of the following – a Registered Organization, a Governmental Authority, a business trust, an estate, a trust, a partnership or association, two or more persons having a joint or common interest, and any other legal or commercial entity;

(q) “Permitted Encumbrances” means liens, security interests, encumbrances, easements and other matters listed as exceptions to the title to the Collateral, all of which must be approved by Bank prior to Closing;

(r) “Registered Organization” means an Organization organized solely under the law of a single state or the United States and as to which the state or the United States must maintain a public record showing the Organization to have been organized;

(s) “Requirement of Law” means as to any person, the certificate of incorporation and by-laws or other organizational or governing documents of such person, and any law, treaty, rule, regulation, ordinance, determination of an arbitrator, order of a court and determination, advisory opinion, order, guideline, finding or requirement of any other Governmental Authority, in each case applicable to and binding upon such person or any of its properties or to which such person or any of its properties is subject, either individually or jointly with another person or persons;

(t) “Subsidiary” means any Registered Organization or other Organization (1) the majority (by number of votes) of the outstanding voting interests of which is at the time owned or controlled by Borrower, or by one or more Subsidiaries of Borrower, or (2) otherwise controlled by or within the control of Borrower or any Subsidiary.

Section 1.2. Use and Application of Terms. To the end of achieving the full realization by Bank of its rights and remedies under this Loan Agreement and the other Loan Documents, including payment in full of the Loan, in using and applying the various terms, provisions and conditions in this Loan Agreement and the other Loan Documents, the following shall apply:

(a) words in the masculine gender mean and include correlative words of the feminine and neuter genders and words importing the singular numbered meaning include the plural number or a collective reference, and vice versa, and as the context requires, “and” may have a joint meaning or a several meaning and “or” may have an inclusive meaning or an exclusive meaning;

(b) words importing persons include firms, companies, associations, general partnerships, limited partnerships, limited liability partnerships, limited liability limited partnerships, limited liability companies, trusts, business trusts, corporations and other Organizations, including public and quasi-public bodies, as well as individuals;

(c) the phrase “costs and expenses”, or variations thereof, shall include, without limitation, reasonable attorneys’ fees and fees of legal assistants, and reasonable fees of accountants, engineers, surveyors, appraisers and other professionals or experts – and all references to attorneys’ fees or fees of legal assistants, or to fees of accountants, engineers, surveyors, appraisers or other professionals or experts shall mean reasonable fees;

(d) the phrase “highest contract rate of interest under the Note” shall refer to the highest rate at which interest accrues under the Note, including any default rate, or if there is more than one Note, the highest rate under all of the Notes, and when used in this Loan Agreement it means that interest on an amount owing to Bank shall accrue at such rate to the same extent and in the same manner as it would if the amount owing to Bank was included in the principal evidenced by the Note bearing the highest contract rate of interest;

Article II. Loan.

Section 2.1. Loan. Subject to the terms and conditions of this Loan Agreement, Bank will lend and Borrower will borrow up to the Loan Amount and the borrowing shall be evidenced by a Note. The purpose of the Loan is described on the Information Schedule. Loan proceeds may not be used for any other purpose without the prior written consent of Bank, which may be granted in Bank’s sole and absolute discretion.

Section 2.2. Interest Rate/Repayment. The outstanding principal balance of the Loan shall bear interest, and principal and interest shall be repayable in accordance with the terms of the Note, together with the fees, premiums, charges and cost and expenses provided for in the Note. Unless otherwise provided in this Loan Agreement or the other Loan Documents, the monetary obligations Borrower now owes and the monetary obligations that arise in the future and are owing by Borrower to Bank under this Loan Agreement and the other Loan Documents (exclusive of the Note) shall be payable by Borrower upon demand of Bank, with interest thereon at the highest contract rate of interest under the Note; and, like the amounts due and owing under the Note, the same shall be secured by the Collateral.

Section 2.3. Disbursements. Upon satisfaction of the Conditions to Closing as provided in Article V, Bank shall advance to Borrower the Loan Amount. Advances on the Loan shall be based on a borrowing base and a certified borrowing base report or certificate. Bank will make advances to Borrower provided the outstanding balance of the Loan does not exceed the Borrowing Base. Loan disbursements may be made by depositing same in Borrower’s operating account with Bank or at such other place requested by Borrower and agreed to by Bank.

Article III. Collateral.

As security for the payment of the Loan and the other obligations evidenced by and arising under any one or more of this Loan Agreement and the other Loan Documents, the Loan shall be secured by and Bank is hereby granted a lien and security interest in the property and property rights (“Collateral”) described on Attachment 1, together with the proceeds, products, accessions, additions, replacements and substitutions thereto and thereof. Bank’s lien and security interest in the Collateral is and shall be a perfected first priority lien and security interest, subject only to the Permitted Encumbrances. Borrower, and all other persons who may own and all persons who may have an ownership interest in any of the Collateral, shall execute and deliver to Bank and shall cause all persons who may be in control of or possession of any of the Collateral to execute and deliver to Bank, all deeds to secure debts, mortgages, deeds of trust, security deeds, assignments, security agreements, pledge agreements, control agreements, financing statements and other documents, statements and agreements as Bank and its counsel deem necessary or desirable to further evidence and perfect or create and perfect the liens and security interests of Bank in and to the Collateral – and, in connection with the further evidencing and perfection or creation and perfection of the liens and security interests as aforesaid, each and all of the foregoing persons shall deliver possession of any and all of the Collateral to Bank and its agents, and they each shall record or file, and cause to be recorded or filed any and all of the foregoing documents, statements and agreements as and when directed by Bank and its counsel.

Article IV. Representations and Warranties.

In order to induce the Bank to enter into this Loan Agreement and to make the Loan, Borrower hereby makes the following representations and warranties, effective as of Closing, which representations and warranties shall survive the execution and delivery of this Loan Agreement and any other Loan Documents, any inspections and examinations at any time made by Bank and any made on behalf of Bank.

Section 4.1. Financial Position of Borrower. The financial statements delivered by Borrower to Bank in connection with Borrower’s application for the Loan are complete, accurate and correct and present fairly the financial condition of Borrower at such date. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved.

Section 4.2. No Change. Since the date of the latest financial information delivered by Borrower to Bank in connection with Borrower’s application for the Loan, there have been no material adverse changes in any one or more of the business, operations, assets and financial condition of Borrower.

Section 4.3. Organizational Existence; Compliance With Law. Borrower (1) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (2) has the power, authority and the legal right to own and operate its property, to lease the property it operates and to conduct the business as presently conducted and as proposed to be conducted, as represented to Bank, and (3) except in those instances where the failure to comply therewith does not and will not, in the aggregate, have a material adverse impact on any one or more of the business, operations, property and financial condition of Borrower and does not and will not materially adversely affect the ability of Borrower to perform its obligations under the Loan Documents, is in compliance with all Requirements of Law.

Section 4.4. Corporate Power; Authorization; Enforceable Obligations. Borrower has the power, authority and the legal right (1) to make, deliver and perform under the Loan Documents, (2) to borrow hereunder and has taken all action to authorize the borrowings on the terms and conditions of the Loan Documents, including the Note, (3) to authorize the execution, delivery and performance of the Loan Documents to which it is a party and (4) to pledge and mortgage its property as contemplated by the Loan Documents. The Loan Documents, including the Note, have or will be duly executed and delivered on or at Closing. The Loan Documents when executed and delivered will constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their terms and not subject to rescission, invalidation, nullification and other avoidance.

Section 4.5. Ownership of Property; Liens; Etc. Borrower, and each of the other owners of the Collateral and each of the other owners of interests therein, if any, have good and marketable title in fee simple in and to the Collateral owned by each, free and clear of any and all liens, security interests, claims, demands, off-sets, contingencies and other outstanding interests, both legal and equitable, except for the Permitted Encumbrances.

Section 4.6. Collateral in Compliance. All of the Collateral and all other property of Borrower that is necessary for the full use and enjoyment of the Collateral is in material compliance with all Requirements of Law, including zoning, subdivision and environmental rules and regulations, and will be operated in such manner to remain in material compliance with such laws until the Loan is paid and satisfied in full.

Section 4.7. Name. Borrower operates its business and owns its assets only under the name of Borrower.

Article V. Conditions to Closing.

All of the conditions set forth in this Article V must be satisfied and completed, or the satisfaction and completion thereof waived by Bank, prior to any disbursement of proceeds by Bank under the Loan. If all of the conditions are not met to Bank’s satisfaction, or the completion thereof waived by Bank, Bank may, at its option, (1) withhold disbursement until the same are met, (2) disburse and require that any unsatisfied terms and conditions be satisfied as a condition subsequent to Closing within such period of time as may be designated by the Bank or (3) terminate its obligation to fund the Loan and recover from Borrower all costs and expenses incurred by Bank in connection with its preparations for making the Loan to Borrower, together with the fees and other costs and expenses required to be paid by Borrower under the Commitment. A waiver by Bank of a condition must be in writing to be effective and a waiver as to one or more conditions shall not constitute a waiver as to other conditions and shall not establish a “course of dealing or practice” that would require a waiver of the same or a similar condition at some later time.

Section 5.1. Loan Documents. Bank shall have received fully executed and, if necessary, recorded or filed, originals of the Loan Documents required by the Commitment, this Loan Agreement and as may be otherwise required by Bank and its counsel to evidence the Loan and create and perfect the first priority liens and security interests in the Collateral, subject only to the Permitted Encumbrances.

Section 5.2. Supporting Documentation. The Bank shall have received the supporting documentation and items listed on Attachment 2, and all of the other terms and conditions listed on Attachment 2, in the Commitment and elsewhere in this Loan Agreement shall have been satisfied, including, without limitation, perfection in favor of Bank of a first priority lien and security interest in all of the Collateral, subject only to the Permitted Encumbrances.

Section 5.3. Representations and Warranties. The representations and warranties made by Borrower which are contained herein and those which are contained in any certificate, document, financial statement and other statement furnished at any time under and in connection herewith, shall be correct on and as of the Closing Date, as if made on and as of such date, and on and as of the date of Closing.

Section 5.4. No Default or Event of Default. No Default Condition or Event of Default shall have occurred and be continuing as of Closing, or after giving effect to the Loan to be made at Closing, nor shall a Default Condition or event of Default exist as of the date of subsequent disbursement of Loan proceeds.

Section 5.5. Commitment Fee. Borrower shall have paid to Bank the Commitment Fee as set forth in the Commitment and all other fees and costs and expenses to be paid by Borrower at or before Closing, as provided in the Commitment.

Section 5.6. Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Loan Agreement shall be received by the Bank in form and substance satisfactory to the Bank and its counsel and such counsel shall have received all information and such counterpart originals, or certified or other such copies of such documents, as such counsel may reasonably request.

Section 5.7. General. Without imposing any obligation or undertaking on Bank and its counsel and without acknowledging compliance with the representations and warranties or waiving strict compliance by Borrower with all of the terms and conditions of this Loan Agreement and the materiality of all of the representations and warranties of Borrower, Bank and Bank’s counsel shall retain the right to be satisfied that all matters required to be performed in connection with this transaction have been performed in such a manner that the Loan proceeds can be advanced, the lien and security position of Bank perfected in the Collateral and that no event exists which will jeopardize the Loan and the prospect of payment of the Loan.

Article VI. Affirmative Covenants.

Borrower covenants and agrees with Bank that until the later of (1) payment in full of the Loan and all other amounts owing to Bank under the Loan Documents or (2) termination of Bank’s obligation to make disbursements under the Loan, Borrower will fully and promptly do and perform each and every one of the matters set forth in this Article VI and in the Commitment; and Borrower acknowledges to Bank that the breach or default by Borrower of any of said covenants and agreements is and the same shall be material.

Section 6.1. Use of Loan Funds. Borrower shall use all Loan proceeds disbursed to Borrower only for the purposes stated in this Loan Agreement.

Section 6.2. Payment/Performance. Borrower shall pay when due all amounts now owing to Bank under the Note, this Loan Agreement and the other Loan Documents and Borrower shall pay when due all amounts which may in the future become owing to Bank under the Note, this Loan Agreement and the other Loan Documents. Borrower also shall promptly perform all other obligations of Borrower hereunder and under the Note and the other Loan Documents – both present obligations and obligations which may arise in the future.

Section 6.3. Financial Statements. Borrower shall furnish to the Bank and Borrower shall cause others to furnish to Bank, at the sole expense of Borrower, such information respecting the business, assets, operations and financial condition of Borrower as the Bank may from time to time request, including, without limitation, the information indicated on Attachment 3, at the times stated therein.

Section 6.4. Inspection of Property; Books and Records; Discussions. Borrower shall maintain proper books and records in which full, true, accurate and correct entries, in conformity with GAAP and all Requirements of Law, shall be made of all material dealings and transactions in relation to Borrower’s business and activities. Upon reasonable advance notice by Bank to Borrower (unless an Event of Default shall have occurred and is continuing), Borrower shall permit Bank, and Borrower shall permit representatives of Bank, to visit and inspect any of the Collateral and any of the other property owned or used by Borrower in its business and shall permit Bank, and shall permit representatives of Bank, to examine and make abstracts from any of Borrower’s books and records at any reasonable time and as often as may reasonably be desired.

Section 6.5. Maintenance of Property. Borrower shall keep and maintain the Collateral consisting of real property and tangible personal property in good working order and condition and make all needful and proper repairs, replacements, additions and improvements thereto as are necessary.

Section 6.6. Maintain Security Interest. Borrower shall maintain, protect and preserve the security interest of Bank in the Collateral and the lien position of Bank in the Collateral, including, without limitation, the filing of “claims” under insurance policies within the time periods required under such policies and the filing of appropriate notices, claims and pleadings in any condemnation actions.

Section 6.7. Insurance. Borrower shall maintain insurance as required herein and in the other Loan Documents, including the insurance coverages set forth on Attachment 4. All insurance carriers shall have a Best’s Key Rating of at least “A” and shall have a Best’s Key Rating Class of at least “IX” and Bank shall be shown as an “additional insured” in all liability policies and a “mortgagee-loss payee” in all casualty insurance policies. Borrower shall deliver to Bank, and Borrower shall cause others to deliver to Bank, annually (and at such other times s Bank may request) a statement regarding Borrower’s insurance coverages, such statement to contain as much detail as Bank may request, and Borrower also shall deliver to Bank, and Borrower shall cause others to deliver to Bank, certificates of such insurance or the policies of insurance as may be requested by Bank. If Borrower shall at any time or times hereafter fail to obtain and maintain the insurance coverages on the terms set forth herein and in the other Loan Documents, Bank may, but shall not be obligated to, obtain and cause to be maintained insurance coverage with respect to the property affected, including, at Bank’s option, the coverages provided by any and all of the policies of Borrower, and pay any part of and all of the premiums therefore, without waiving any default by Borrower.

Section 6.8. Further Assurances. On demand of Bank, Borrower shall do any act and execute and deliver any additional documents consistent with the Commitment and the Loan Documents reasonably required by Bank to secure the Loan, confirm and perfect the lien and security interest of Bank in the Collateral and to comply with the Commitment and the Loan Documents, including, but not limited to, any items listed on Attachment 4, additional Financing Statements, new and replacement notes, security documents and agreements supplementing, extending and otherwise modifying the Note, this Loan Agreement and any of the other Loan Documents, and certificates as to the amount of the Indebtedness evidenced by the Note from time to time.

Article VII. Negative Covenants.

Borrower covenants and agrees with Bank that until the later of (1) payment in full of the Loan and all other amounts owing to Bank under the Loan Documents or (2) termination of Bank’s obligation to make disbursements under the Loan, Borrower shall not do and Borrower shall not permit others to do, either directly or indirectly, without the prior written consent of Bank unless such consent is not necessary because of exceptions set forth on Attachment 4, any of the matters listed in this Article VII or in the Commitment; and Borrower acknowledges to Bank that the breach or default by Borrower of any of said covenants and agreements is and the same shall be material.

Section 7.1. Change in Business; Change in Management or Executive Office. Borrower shall not engage in any material line of business, or permit any of its Subsidiaries to engage in any material line of business, other than as reasonably related or incidental to the businesses currently engaged in by Borrower (giving effect to the Datapath recapitalization transaction). Borrower shall not have a Change in Management and will not, without thirty (30) days’ prior written notification to Bank, relocate its chief executive office, change its state of organization or change any other matter that will or could result in the security interests of the Bank in the Collateral becoming unperfected. For purposes hereof, “Change in Management” shall mean a majority of Nancy K. Hedrick, Thomas P. Clinton, William J. Buchanan and Beverly N. Hawkins no longer being employed by Borrower as executive officers of Borrower.

Section 7.2. Liens and Security Interests. Except for (1) liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained in accordance with GAAP and (2) liens and security interests in favor of Bank, Borrower shall not and Borrower shall not permit others to encumber the Collateral, and any part thereof and interest therein, with any one or more of the following: a lien (inclusive of real property, personal property and mixed real and personal property liens), a security interest, a governmental assessment, a charge, a levy, an attachment, an order of seizure and any other similar or dissimilar claim.

Section 7.3. Sales. Except as otherwise permitted in this Loan Agreement or in any of the other Loan Documents, Borrower shall not voluntarily and Borrower shall not involuntarily through its direct actions or inactions, or indirectly through the actions or inactions of others, do any one or more of the following: sell, transfer, lease, liquidate, franchise, license, dispose of and part with possession or control of all or any part of or interest in (whether legal or equitable) any of the Collateral or all of the Collateral. The prohibitions in this Section do not extend to or include (1) the sale of inventory in the ordinary course of business and (2) the sale of equipment in the ordinary and normal replacement program for equipment under which Bank’s first priority lien and security interest continues in the replacement equipment.

Section 7.4. Mergers or Acquisitions. Borrower shall not undertake any merger or consolidation, or permit any of its Subsidiaries to undertake any merger or consolidation, with or into any business organization, other than

Borrower or any wholly owned subsidiary of Borrower, unless Borrower is the surviving entity immediately following such transaction and is in compliance with all of Borrower’s covenants under the Loan Agreement immediately before and after the closing of such transaction, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another person without Bank’s prior written consent. Borrower shall not convey, sell, lease, transfer and otherwise dispose of and Borrower shall not permit any of its Subsidiaries to convey, sell, lease, transfer and otherwise dispose of (with respect to both Borrower and Borrower’s Subsidiaries, by operation of law or otherwise) any part of and any interest in their respective businesses and properties, including the Collateral, other than Permitted Transfers.

Article VIII. Financial Maintenance Covenants.

Commencing with the Closing Date and continuing until the later of (1) payment in full of the Loan and all other amounts owing to Bank under the Loan Documents or (2) termination of Bank’s obligation to make disbursements under the Loan, Borrower shall fully and timely comply with each and every one of the financial maintenance covenants set forth on Attachment 4; and Borrower acknowledges to Bank that the breach or default by Borrower of any of said financial maintenance covenants is and the same shall be material.

Article IX. Events of Default; Remedies.

Section 9.1. Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

(a) the occurrence of any event of default or default condition under the Note or any of the Notes if more than one, including, without limitation, Borrower’s failure to pay when due the principal of or interest on the Note or any of the Notes if more than one, or any other sums due thereunder, whether fees, charges, premiums or costs and expenses;

(b) Borrower’s breach of or default under any of the terms, conditions or covenants contained in this Loan Agreement or in any of the other Loan Documents, which shall not be cured by Borrower within thirty (30) days following receipt of written notice thereof from Bank;

(c) the actual or threatened demolition, injury or waste to the Collateral, or any material part thereof, which, in the sole opinion of Bank, may impair its value, or the actual or threatened decline in value of the Collateral or any material part thereof;

(d) Borrower’s assets, or any material part or portion thereof, are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy or assessment is filed of record with respect to any of Borrower’s assets by any Governmental Authority, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower;

(e) (i) Borrower shall (A) voluntarily dissolve, liquidate or terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of such person or of all or of a substantial part of its assets, (B) admit in writing its inability, or be generally unable, to pay its debts as the debts become due, (C) make a general assignment for the benefit of its creditors, (D) commence a voluntary case under the federal Bankruptcy Code (as now or hereafter in effect), (E) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (F) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under

Bankruptcy Code, or (G) take any corporate action for the purpose of effecting any of the foregoing; or (ii) an involuntary petition or complaint shall be filed against Borrower seeking bankruptcy relief or reorganization or the appointment of a receiver, custodian, trustee, intervenor or liquidator of Borrower, of all or substantially all of its assets, and such petition or compliant shall not have been dismissed within sixty (60) days of the filing thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving or ordering any of the foregoing actions;

(f) Borrower’s default under the terms of any instrument or other agreement to which this Loan Agreement or any of the other Loan Documents is subordinate or which constitutes Subordinated Debt;

(g) default by Borrower in keeping, performing or observing any term, covenant, agreement or condition of any Commitment upon which all or any portion of any Indebtedness evidenced by the Note, or any of the Notes if more than one, was predicated;

(h) the occurrence of any event of default or default condition under any other Loan Document, including, without limitation, any deeds of trust, mortgages, security deeds, deeds to secure debts, assignments, security agreements, pledge agreements, guaranty agreements, indemnification agreements, control agreements or blocked account agreements;

(i) any false statement, misrepresentation or withholding of facts by Borrower or any other person in any loan application or other document provided by Borrower or any other person to Bank or its agents, including any misrepresentation made in this Loan Agreement, or in any presentation made by Borrower or any other person to Bank or its agents, as to any matter relied upon by Bank in evaluating whether to extend financing to Borrower;

(j) default by Borrower under any other Indebtedness or other obligation now owing or which hereafter arises and is owing to Bank, or default by any of Borrower’s affiliates or subsidiaries under any Indebtedness or other obligation now owing or which hereafter arises and is owing to Bank; or

(k) a determination by Bank that the prospect of payment or performance by Borrower or any other person under all or any of the Loan Documents is insecure or that a material adverse change in the financial condition of Borrower or any person obligated for payment of the Loan or any parts or portions thereof has occurred since the date of this Loan Agreement.

Section 9.2. Rights and Remedies. If a Default Condition or an Event of Default shall occur under this Loan Agreement, in addition to any other right and remedy which may be available to Bank and without limiting any other right and remedy granted to Bank in the Loan Documents, which rights and remedies are fully exercisable by Bank as and when provided in such other Loan Documents, Bank shall have the rights and remedies set forth below in this Section 9.2., any and all of which it may exercise at its election, without notice of its election and without demand – subject, however, to applicable notice or grace periods, if any.

9.2.1. Acceleration of Maturity. Bank may, at its option, accelerate and declare immediately due and payable the Note, as well as any of and all of the other Indebtedness and obligations owing under this Loan Agreement and the other Loan Documents that are not already due hereunder and that are not already due thereunder. If there is more than one Note, Bank may accelerate and declare immediately due and payable all of the Notes, or Bank may from time to time and at any number of times after the occurrence of a Default Condition or an Event of Default, accelerate and declare immediately due and payable any one or more of the Notes as Bank in its discretion elects to accelerate. In addition to the foregoing, Bank may from time to time and at any time proceed to protect and enforce its rights and remedies under any one or more of the Loan Documents (including its absolute and unconditional right to recover full payment of any and all of the obligations owing by Borrower, as well as those owing by other persons to Bank) by any one or more of the following: judicial and non-judicial foreclosure proceedings as against all and any part of the Collateral, without regard to the situs of such Collateral; suits in equity; actions at law; and other appropriate legal, equitable and administrative proceedings to enforce full payment.

9.2.2. Set-off and Recoupment. Bank may, at its option and at any time or times without prior notice to Borrower, set-off and apply toward payment of the Loan and other amounts now owing and amounts which may become owing by Borrower under the Loan Documents, and otherwise exercise its rights of recoupment, as to any and all (1) balances and deposits of Borrower held by Bank, (2) Indebtedness and other obligations at any time owing to or for the credit and account of Borrower by Bank and (3) Indebtedness and other obligations at any time owing to or for the credit and account of Borrower by any of Bank’s affiliates.

Section 9.3. Discontinuance of Proceedings; Position of Parties Restored. If Bank shall have proceeded to enforce any right and remedy under the Loan Documents by foreclosure, entry or otherwise and such proceedings shall have been discontinued or abandoned for any reason, or such proceedings shall have resulted in a final determination adverse to Bank, then and in every such case Borrower and Bank shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of Bank shall continue as if no such proceedings had occurred or had been taken.

Article X. Miscellaneous.

Section 10.1. Incorporation of Exhibits. All exhibits, supplements, schedules, addenda and other attachments to this Loan Agreement are by this reference incorporated herein and made a part hereof as if fully set forth in the body of this Loan Agreement. The captions herein are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Loan Agreement nor the intent of any provision hereof.

Section 10.2. Amendments. Subject to the exercise by Bank of its rights and remedies as set forth in this Loan Agreement and without limiting any of such rights and remedies, this Loan Agreement may not be modified, amended, waived, extended, changed, discharged and terminated orally or by any act or failure to act on the part of Borrower or Bank, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge and termination is sought.

Section 10.3. Assignment. The terms, provisions and conditions in this Loan Agreement shall be binding upon and inure to the benefit of the heirs, successors, assigns and personal representatives of the parties hereto; provided, however, Borrower shall not assign this Loan Agreement and any of its rights, interests, duties and obligations hereunder (inclusive of the proceeds of the Loan and other moneys to be advanced under or on account of this Loan Agreement) in whole or in part without the prior written consent of Bank. It is expressly recognized and agreed that Bank may assign or transfer this Loan Agreement, the Note or any of the Notes if more than one, and any other Loan Documents, in whole or in part, to any person and, in the event of such assignment, Bank shall thereafter be relieved of all liability hereunder to the extent of the assignment or transfer. Borrower waives and will not assert against any transferee or assignee of Bank any claims, defenses, set-offs and rights of recoupment which Borrower could assert against Bank, except defenses which Borrower cannot waive.

Section 10.4. Power of Attorney. Borrower does hereby irrevocably constitute and appoint Bank its true and lawful attorney with full power of substitution, for it and in its name, place and stead, to execute, deliver and file such agreements, documents, notices, statements and records, to include, without limitation, Financing Statements, and to do and undertake such other acts as Bank, in its sole discretion, deems necessary or advisable to effect the terms and conditions of this Loan Agreement and to otherwise protect and preserve the security of the lien and security interests in the Collateral, and Bank’s interests therein. The foregoing appointment is and the same shall be coupled with an interest in favor of Bank.

Section 10.5. Payment of Expenses. Without limiting any other provision of this Loan Agreement relating to Borrower’s payment of costs and expenses incurred by Bank and those incurred by others on behalf of Bank, but in addition thereto, whether or not the Loan is made and all of the Loan proceeds disbursed, Borrower shall pay to Bank, on demand, each and all of any costs and expenses incurred by Bank, incurred by others on behalf of Bank and incurred by Bank for Borrower: (1) in order to meet Bank’s requirements in connection with the Loan, (2) in connection with the making of the Loan and (3) in connection with the enforcement of Bank’s rights and remedies under the Loan Documents. All of the foregoing costs and expenses shall be paid with interest thereon at the highest contract rate prescribed in the Note from the date paid or incurred by or on behalf of Bank until such costs and expenses are paid by Borrower. All sums so paid and expended by Bank, and the interest thereon, shall be added to and be secured by Bank’s lien and security interests in the Collateral.

Section 10.6. Jury, Venue, Jurisdiction. This Loan Agreement shall be deemed to have been executed and delivered in the jurisdiction listed on the Information Schedule as the jurisdiction whose laws govern this Loan Agreement, regardless of where the signatories may be located at the time of execution. This Loan Agreement and the other Loan Documents shall be governed by and construed in accordance with the substantive laws of the aforesaid jurisdiction, excluding, however, the conflict of law and choice of law provisions thereof. Notwithstanding the foregoing, to the extent any of the Collateral is located in another jurisdiction or other jurisdictions, the laws of the jurisdictions in which the Collateral is located shall govern with respect to Bank’s and Borrower’s rights in and to Collateral located in such other jurisdictions and Bank’s remedies relative thereto. Borrower: (1) to the extent permitted by law, waives any right to a trial by jury in any action arising from or related to this Loan Agreement and any of the other Loan Documents; (2) irrevocably submits to the jurisdiction of either (i) the state courts of the jurisdiction whose laws govern this Loan Agreement as identified on the Information Schedule or (ii) a United States District Court for any federal district in such jurisdiction over any action or proceeding arising from or related to this Loan Agreement and any of the other Loan Documents – subject to the exception regarding location of the Collateral as provided hereinabove; and (3) irrevocably waives, to the fullest extent Borrower may effectively do so, the defense of improper venue or an inconvenient forum to the maintenance of any such action or proceeding. Nothing in this Section shall affect or impair Bank’s right to serve legal process in any manner permitted by law or Bank’s right to bring any action or proceeding against Borrower or Borrower’s property in the courts of any other jurisdiction.

Section 10.7. Cumulative Rights, etc. The rights, powers and remedies of Bank under this Loan Agreement shall be in addition to all rights, powers and remedies given to Bank by virtue of any applicable laws and regulations, those given in equity, those given to Bank under the other Loan Documents and those given under any other agreement, all of which rights, powers and remedies shall be cumulative and may be exercised by Bank from time to time and at any number of times successively, concurrently and alternatively without impairing Bank’s rights under this Loan Agreement and under any of the other Loan Documents.

Section 10.8. No Waiver. No delay or forbearance by Bank in exercising any and all of its rights and remedies under this Loan Agreement and those under any of the other Loan Documents, and no delay or forbearance of Bank in exercising any and all rights and remedies otherwise afforded by law and in equity, shall operate as a waiver thereof or preclude the exercise thereof during the continuance of any Default Condition or Event of Default as set forth herein or in the event of any subsequent Default Condition or Event of Default hereunder.

Section 10.9. Execution in Counterparts. This Loan Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and in making proof of this Loan Agreement, it shall not be necessary to produce or account for more than one such counterpart.

Section 10.10. Notices. All notices, certificates and other communications hereunder shall be deemed given when mailed by registered or certified mail, postage prepaid, return receipt requested, addressed to the addresses set forth above. Borrower and the Bank may, by written notice given hereunder, designate a different address where communications should be sent and Bank may require that all communications sent to it be sent electronically or in some other non-tangible medium.

Section 10.11. Time of Essence. Time is of the essence for the performance of all of Borrower’s covenants and agreements set forth in this Loan Agreement and in each of the other Loan Documents.

Section 10.12. Term of Loan Agreement. This Loan Agreement shall become effective on the Closing Date and shall continue in full force and effect until the last to occur of (1) payment in full of the Loan and all other amounts now owing and which may in the future be owing to Bank under the Loan Documents, or (2) termination of Bank’s obligation to make disbursements of Loan proceeds under this Loan Agreement or the Note.

(Signatures Begin on Next Page, Followed by Information Schedule and Attachments)

The undersigned have executed this Loan Agreement as of the effective date set forth on the Information Schedule.

BANK:

RBC CENTURA BANK

By:	/s/ Charlie Arndt
Print Name:	Charlie Arndt
Title	Market Executive - South Carolina Markets

BORROWER:

COMPUTER SOFTWARE INNOVATIONS, INC.		Witness:

By:	/s/ Nancy K. Hedrick	/s/ H. Gilbert Sanders, III
Print Name:	Nancy K. Hedrick	Print Name: H. Gilbert Sanders, III
Title	Chief Executive Officer

Loan Agreement Supplement

and

Information Schedule

Subject	Information
Customer Number:

Loan Number:

Effective Date of Loan Agreement	March 14, 2005

Borrower:	Full Legal Name:	Computer Software Innovations, Inc.
	Street Address:	1661 East Main Street, Suite A
P.O. Box:
	City:	Easley

	State:	South Carolina
	Zip Code:	29642
	State of Organization:	Delaware
	Tax Identification No.:	98-0216911
Social Security No.:
	Contact Person:	Nancy K. Hedrick
	Telephone Number:	864-855-3900
	Facsimile Number:	864-855-1429
	Email Address:	nhedrick@csi-plus.com

Bank:	Full Name:	RBC Centura Bank
Street Address:
	P.O. Box:	2000 Wade Hampton Blvd
	City:	Greenville
	State:	South Carolina
	Zip Code:	29615
	Contact Person:	Charles Arndt
	Telephone Number:	(864) 609-4951
Facsimile Number:
Email Address:

Purpose of Loan:	For working capital purposes and for the recapitalization of Borrower.

Loan Amount:	$3,000,000.00 (Revolving Facility)

Commitment Letter:	Issued	Date: February 22, 2005

Security Documents	The security documents which secure the Loan include, without limitation, those listed in this part.	1. Pledge and Security Agreement executed by Borrower on even date. 2. UCC -1 Financing Statement executed by Borrower on even date, to be filed in the Office of the Secretary of State for Delaware.

Jurisdiction whose Laws Govern Loan Agreement	State: South Carolina

Borrower’s Acknowledgment:	/s/ Nancy K. Hedrick

Bank’s Acknowledgment:	/s/ Charlie Arndt

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Attachment 1

to

Loan Agreement

(Description of Collateral)

All Assets. All accounts, as-extracted collateral, cash proceeds, chattel paper, commercial tort claims, deposit accounts, documents, equipment, farm products, fixtures, financial assets, general intangibles, goods, instruments, inventory, investment property, letter of credit rights, letters of credit, money, non-cash proceeds, proceeds, intellectual property, software, supporting obligations and other personal property, both now existing and hereafter existing, acquired and arising, owned by Borrower and in which Borrower has any property rights and benefits, of whatsoever kind and description, wheresoever located and inclusive of property in Borrower’s constructive possession and control, property in the Borrower’s actual possession and control and property in the possession and control of a third person for and on behalf of Borrower; and, without limiting the foregoing but in furtherance thereof, the following now existing and hereafter acquired and arising property and property rights and benefits, together with all replacements, substitutions, additions, accessions, products and proceeds thereof and of anything described herein:

Accounts. All accounts (as such term is defined in Article 9 of the Uniform Commercial Code in effect from time to time in the State of South Carolina) owned by the Borrower and all accounts in which the Borrower has any rights (including, without limitation, rights to grant a security interest in accounts owned by other persons), both now existing and hereafter owned, acquired and arising; and, to the extent not included in the term accounts as so defined after ascribing a broad meaning thereto, all accounts receivable, health-care-insurance receivables, credit and charge card receivables, bills, acceptances, documents, choses in action, chattel paper (both tangible and electronic), promissory notes and other instruments, deposit accounts, license fees payable for use of software, commercial tort claims, letter of credit rights and letters of credit, rights to payment for money or funds advanced or sold other than through use of a credit card, lottery winnings, rights to payment with respect to investment property, general intangibles and other forms of obligations and rights to payment of any nature, now owing to the Borrower and hereafter arising and owing to the Borrower, together with (i) the proceeds of all of the accounts and other property and property rights described hereinabove, including all of the proceeds of Borrower’s rights with respect to any of its goods and services represented thereby, whether delivered or returned by customers, and all rights as an unpaid vendor and lienor, including rights of stoppage in transit and of recovering possession by any proceedings, including replevin and reclamation, and (ii) all customer lists, books and records, ledgers, account cards, and other records including those stored on computer or electronic media, whether now in existence or hereafter created, relating to any of the foregoing.

General Intangibles. All general intangibles (as such term is defined in Article 9 of the Uniform Commercial Code in effect from time to time in the State of South Carolina) of the Borrower, whether now existing or hereafter owned, acquired or arising, or in which the Borrower now has or hereafter acquires any rights, and, to the extent not included in the term general intangibles as so defined after ascribing a broad meaning thereto, all now existing and hereafter acquired things in action, payment intangibles, rights to payment of loan funds not evidenced by chattel paper or an instrument, contract rights, causes of action, business records, inventions, designs, patents, patent applications, software, trademarks, trademark registrations and applications therefor, goodwill, trade names, trade secrets, trade processes, copyrights, copyright registrations and applications therefor, licenses, permits, franchises, customer lists, computer programs, all claims under guaranties and other supporting obligations, tax refund claims, claims under letters-of-credit and all letter-of-credit rights, rights and claims against carriers and shippers, leases, claims under insurance policies, condemnation proceeds, all rights to indemnification and all other intangible personal property of every kind and nature, together with the proceeds of all of the general intangibles and other property and property rights described hereinabove and (ii) all customer lists, books and records, ledgers, account cards, and other records including those stored on computer or electronic media, whether now in existence or hereafter created, relating to any of the foregoing.

Equipment. All equipment (as such term is defined in Article 9 of the Uniform Commercial Code in effect from time to time in the State of South Carolina) of the Borrower, whether now existing or hereafter owned, acquired or arising, or in which the Borrower now has or hereafter acquires any rights, including, without limitation, equipment now in Borrower’s possession and control, equipment in transit, equipment in storage and equipment hereafter acquired by way of replacement, substitution, addition or otherwise, and, to the extent not included in the term equipment as so defined after ascribing a broad meaning thereto, all now existing and hereafter acquired furniture, furnishings, fixtures (including, without limitation, those located at, upon or about, or attached to, the real estate described herein), machinery, parts, supplies, apparatus, appliances, patterns, molds, dies, blueprints, fittings and computer systems and related hardware and software of every description, together with (i) the proceeds and products of all of the equipment and other property and property rights described hereinabove, including, without limitation, insurance proceeds and condemnation proceeds, (ii) all books and records, abstracts of title, leases and all other contracts and agreements relating thereto or used in connection therewith and (iii) all customer lists, books and records, ledgers, account cards, and other records including those stored on computer or electronic media, whether now in existence or hereafter created, relating to any of the foregoing.

Inventory, Etc. All inventory (as such term is defined in Article 9 of the Uniform Commercial Code in effect from time to time in the State of South Carolina) owned by the Borrower and all inventory in which the Borrower has any rights (including, without limitation, rights to grant a security interest in inventory owned by other persons), both now existing and hereafter owned, acquired and arising, including, without limitation, inventory in transit, inventory in the constructive possession and control of Borrower, inventory in the actual possession and control of Borrower and inventory held by others for Borrower’s account; and, to the extent not included in the term inventory as so defined after ascribing a broad meaning thereto, all now existing and hereafter acquired goods manufactured or acquired for sale or lease, and any piece goods, raw materials, as extracted collateral, work in process and finished merchandise, component materials, and all supplies, goods, incidentals, office supplies, packaging materials and any and all items used or consumed in the operation of the business of Borrower or which may contribute to the finished product or to the sale, promotion and shipment thereof by Borrower and by others on the account of Borrower, together with (i) the proceeds and products of all of the inventory and other property and property rights described hereinabove, (ii) all additions and accessions thereto and replacements and substitutions therefor, (iii) all documents related thereto and (iv) all customer lists, books and records, ledgers, account cards, and other records including those stored on computer or electronic media, whether now in existence or hereafter created, relating to any of the foregoing.

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Attachment 2

to

Loan Agreement

(Conditions to Closing)

UCC-11 Search Results. Bank shall have received current UCC-11 search results from such local and state filing offices as Bank may request, each showing no liens or encumbrances against any of the Collateral.

Insurance. Borrower shall have delivered to Bank evidence that Borrower has obtained each of the insurance policies required under Article VII, together with satisfactory evidence of premium payments.

Accounts Audit. Borrower shall have delivered to Bank a signed, final copy of an audit of Borrower’s Accounts as of a date not earlier than             , 2005 in a form acceptable to Bank.

Authority Documents. Bank shall have received from Borrower and from such other persons as Bank may request, documents evidencing Borrower’s and such other persons’ respective authority to enter into this Loan, together with certificates of authority or good standing and borrowing certifications as Bank and its counsel deem appropriate.

Attorney’s Opinion. Borrower’s counsel shall have delivered to Bank its written opinion regarding the organization and operation of Borrower, the enforceability of the Loan Documents and such other matters as Bank may reasonably request, such opinion to be in form and substance satisfactory to Bank.

Consents and Approvals. Bank shall have received true and exact copies of any other consents and approvals of all persons required in order for Borrower to comply with all of the terms of the Loan Documents.

Borrowing Base Certificate. Bank shall have received a Borrowing Base Certificate in form and substance satisfactory to Bank.

Close of Acquisition. Borrower shall have consummated its transactions for its recapitalization, including a minimum subordinated debt investment (from a shareholder or shareholders) in a minimum amount of One Million and No/100 Dollars ($1,000,000.00).

Attachment 3

to

Loan Agreement

(Financial and Securities Reports)

Annual Reports. Beginning with the fiscal year ending December 31, 2004, as soon as available, but in any event within 120 days after the end of Borrower’s fiscal year, Borrower shall deliver to Bank audited consolidated financial statements of Borrower (including a balance sheet, an income statement and a statement of retained earnings and changes in financial position, each with the related notes and changes in the financial position for such year and setting forth in comparative form the figures for the prior year) prepared in accordance with GAAP, consistently applied, together with an opinion on such financial statements that is unqualified or qualified in a manner acceptable to Bank from an independent certified public accounting firm reasonably acceptable to Bank.

Monthly Reports. As soon as available, but in any event within 25 business days after the end of each calendar month, Borrower shall deliver to Bank an unaudited consolidated balance sheet and a statement of income and retained earnings prepared in accordance with GAAP, consistently applied, covering Borrower’s consolidated operations during such period, in a form acceptable to Bank and certified by Borrower’s chief financial officer or other Person acceptable to Bank.

Compliance Certifications. Not more than 25 business days after the end of each quarter, beginning the first quarter next following the Closing Date, or concurrently with the delivery of the financial statements required to be delivered by Borrower to Bank, a certificate of the Person preparing such statements, whether an independent certified accountant, an officer of Borrower or some other Person acceptable to Bank, stating that, in making the examination necessary therefor, no knowledge was obtained of any default condition or event of default.

Borrowing Base Report. Within 25 days after the last day of each fiscal month, as long as amounts are outstanding on the Revolving Facility, Borrower shall deliver to Bank a Borrowing Base Certificate dated and signed by the Borrower’s chief financial officer or other officer approved by Bank, such Borrowing Base Certificate to be in a form acceptable to Bank and which provides information requested by Bank that is current as of the prior month’s end.

Aged Accounts and Backlog Reports. Within 25 business days after the last date of each month, Borrower shall deliver to Bank an aged listing of accounts receivable, Unbilled Accounts Receivable, and backlog reports (of a form to be agreed upon) for so long as any amounts remain outstanding under the Loan.

Budget. Within 30 days prior to the last day of each fiscal year, Borrower to submit an annual financial plan including a consolidated Balance Sheet, Income Statement, and Cash Flow Statement prepared in accordance with GAAP, along with all supporting assumptions.

SEC Reports. Borrower shall comply on a timely basis with all requirements imposed by the Securities and Exchange Commission (“SEC”) in reporting its activities and operations and shall provide Bank with copies of all such reports when filed with the SEC.

Financial Audit. Borrower shall deliver to Bank as soon as available to Borrower a signed, final copy of Borrower’s 2004 annual financial audit in a form acceptable to Bank, which shall not reveal any adverse change from its management prepared statements as of December 31, 2004.

Attachment 4

To

Loan Agreement

(Additional Affirmative, Negative And Financial Covenants)

A.	Additional Affirmative Covenants (Article VI).

1.	Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment of, or deposit or withholding of, all federal, state and material local taxes, assessments or contributions required of it by all Requirements of Law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment, deposit or withholding thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower

B.	Additional Negative Covenants (Article VII).

1.	Distributions. Borrower shall not pay any dividends or make any other distribution or payment (other than dividends or distributions of capital stock) on account of or in redemption, retirement or purchase of any capital stock, including preferred stock, or permit any of its Subsidiaries to do so which would result in the violation of any of Borrower’s covenants under the Loan Agreement.

2.	Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any person, or permit any of its Subsidiaries so to do, other than Permitted Investments which would result in the violation of any of Borrower’s covenants under the Loan Agreement.

3.	Loans. Borrower shall not make or commit to make any advance, loan, extension of credit or capital contribution to, or purchase of any stock, bonds, notes, debentures or other securities of any person, other than Permitted Investments or intercompany loans.

4.	Loans to Officers. Borrower shall not make any loan or advance directly or indirectly for the benefit of any past, present, or future stockholder, director, officer, executive, manager, member, partner or employee of Borrower, other than employee relocation loans, employee bridge loans and other incidental loans to employees, all in the ordinary course of business.

5.	Compensation. Other than as provided in the four Employment Agreements between Borrower and each of Nancy Hedrick, Tom Clinton, Bill Buchanan, and Beverly Hawkins, which agreements have been approved by Bank, Borrower shall not pay any compensation to any past, present and future shareholder, director, officer, executive, member, manager, partner and employee, whether through salary, bonus or otherwise, in excess of industry standards and norms.

6.	Subordinated Debt. Except for payment of shareholder loans specifically subordinate to Bank and subject to compliance with all of Borrower’s covenants under the Loan Agreement, Borrower shall not make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.	Negative Pledge Agreements. Borrower shall not permit the inclusion in any contract to which it becomes a party of any provisions that could restrict or invalidate the creation of a security interest in favor of Bank in Borrower’s rights and interests in any Collateral.

8.	Third Party Agreements. Borrower shall not enter into any agreement containing any provision that would be violated or breached by the performance of the obligations of Borrower under this Agreement.

C.	Financial Maintenance Covenants (Article VIII).

Borrower shall observe the following financial covenants which, where applicable, will be measured quarterly:

1.	Maximum Funded Senior Debt to EBITDA Ratio. Maintain a ratio of (i) Bank’s debt outstanding to (ii) EBITDA of not more than 2.50:1.00 measured quarterly on a rolling 12 months, beginning June 30, 2005.

2.	Minimum Annual EBITDA. Evidence a total year-end EBITDA value of not less than $2,000,000.00 as measured at the end of the fiscal year in 2005 (December 31, 2005).

3.	Minimum Tangible Net Worth at Closing. Before the closing of the revolving line of credit, Borrower must show a minimum tangible net worth of no less than $600,000, including as part of such net worth any and all subordinated debt to Borrower’s shareholders specifically subordinate to Bank.

4.	Minimum Tangible Net Worth at Fiscal Year End 2005. By December 31, 2005, Borrower must show a minimum tangible net worth of no less than $1,500,000, including any and all subordinated debt.

D.	Additional Definitions

1.	“Accounts” means accounts (as such term is defined in Article 9 of the Uniform Commercial Code in effect from time to time in the State of South Carolina) owned by the Borrower and all accounts in which the Borrower has any rights (including, without limitation, rights to grant a security interest in accounts owned by other persons), both now existing and hereafter owned, acquired and arising; and, to the extent not included in the term accounts as so defined after ascribing a broad meaning thereto, all accounts receivable, health-care-insurance receivables, credit and charge card receivables, bills, acceptances, documents, choses in action, chattel paper (both tangible and electronic), promissory notes and other instruments, deposit accounts, license fees payable for use of software, commercial tort claims, letter of credit rights and letters of credit, rights to payment for money or funds advanced or sold other than through use of a credit card, lottery winnings, rights to payment with respect to investment property, general intangibles and other forms of obligations and rights to payment of any nature, now owing to the Borrower and hereafter arising and owing to the Borrower, together with (i) the proceeds of all of the accounts and other property and property rights described hereinabove, including all of the proceeds of Borrower’s rights with respect to any of its goods and services represented thereby, whether delivered or returned by customers, and all rights as an unpaid vendor and lienor, including rights of stoppage in transit and of recovering possession by any proceedings, including replevin and reclamation, and (ii) all customer lists, books and records, ledgers, account cards, and other records including those stored on computer or electronic media, whether now in existence or hereafter created, relating to any of the foregoing.

2.	“Borrowing Base” means an amount equal to eighty (80%) percent of Eligible Accounts, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower.

3.	“Borrowing Base Certificate” means the certification delivered to Bank by Borrower at the times required under this Loan Agreement or such other times as Bank may request. The report shall contain such information as may be requested by Bank, including, among other things, information relative to Borrower’s Eligible Accounts and Eligible Inventory. The report shall be certified by an authorized officer of Borrower and shall be in a format acceptable to Bank.

4.	“EBITDA” shall mean Earnings Before Interest, Taxes, Depreciation, and Amortization. Ratio to be calculated on a trailing quarterly basis and annualized.

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5.	“Tangible Net Worth” shall mean the depreciated book value of the total assets of the Borrower, after subtracting the aggregate amount of intangible assets, less all liabilities of the Borrower, excluding shareholder loans specifically subordinate to Bank, all determined according to GAAP.

6.	“Eligible Accounts” means accounts of the Borrower, in which Borrower has the right to grant a security interest to Bank, that are in existence and have arisen in the ordinary course of Borrower’s business and that comply with all of Borrower’s representations and warranties to Bank set forth in the Loan Agreement and the other Loan Documents; provided, the Bank may change the standards of eligibility by giving Borrower thirty (30) days’ prior written notice. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following: (i) the portion of accounts outstanding more than ninety days (90) after billing date, (ii) all amounts due from any affiliate, (iii) bad or doubtful accounts, (iv) accounts subject to any security interest or other encumbrance ranking or capable of ranking in priority to the Banks security, (v) amount of all holdback, contra account or rights of setoff on the part of any account debtor, (vi) accounts of non-U.S. debtors not pre-approved by Bank (vii) any accounts which the Bank has previously advised to be ineligible. Amounts in excess of the percentages defined below for Concentration and Cross-Age accounts will also be deemed ineligible unless agreed to by the Bank. “Concentration” means accounts in excess of 20% of the total Eligible Accounts. “Cross-Age” means those accounts with 25% or more of their total outstanding balance over 90 days from invoice date. Exceptions to the Concentration rule will be permitted by Bank for pre-approved obligor(s) that would otherwise be considered Concentration Accounts. Pre-approved obligors will be listed as an Attachment to the Loan Documents.

7.	“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any person, or any loan, advance or capital contribution to any person.

8.	“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the Indebtedness owing to Bank reasonably acceptable to Bank (and identified as being such by Borrower and Bank) and including, without limitation, those certain Promissory Notes of Borrower dated February 11, 2005 each in the amount of $375,040.00 to each of Nancy K. Hedrick, Joe G. Black, Thomas P. Clinton, William J. Buchanan and Beverly N. Hawkins and that certain Promissory Note of Borrower dated February 11, 2005 in the amount of $1,875,200.00 to Barron Partners, LP.

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